[DESCRIPTION]Loan and Security Agreement


                  LOAN AND SECURITY AGREEMENT

      THIS LOAN AND SECURITY AGREEMENT (as it may be amended, supplemented or otherwise modified from time to time, this
"Agreement") is entered into as of March 29, 1994, by and between GRUBB & ELLIS COMPANY, a Delaware corporation ("Borrower"), and WARBURG, PINCUS INVESTORS, L.P., a Delaware limited partnership ("Lender").

                            RECITAL

       Borrower   has   requested   from   Lender   the   credit
accommodations described below, and Lender has agreed to provide such credit accommodations to Borrower on the terms and subject to the conditions contained herein.

                           AGREEMENT

      NOW, THEREFORE, Lender and Borrower hereby agree as follows:


                           ARTICLE I
   THE LOAN; SECURITY; CASH COLLATERAL ACCOUNT; SUBORDINATION

     SECTION 1.1.   ADVANCES; REPAYMENT.

     (a) Advances. Subject to the terms and conditions of this Agreement, Lender hereby agrees to make advances (all such advances at any time outstanding, collectively, the "Loan") to Borrower from time to time up to but not including the Maturity Date (as defined below), in an aggregate principal amount for all such advances outstanding not to exceed Ten Million Dollars ($10,000,000) at any time. The Loan may be repaid and reborrowed at any time prior to the Maturity Date. Proceeds of the Loan shall be used for general corporate purposes of Borrower other than Prohibited Uses (as defined below), subject to the terms hereof and subject to the terms of the Cash Collateral Documents (as defined below). Borrower's obligation to repay the Loan shall be evidenced by a promissory note substantially in the form of Exhibit A attached hereto (as it may be amended, the "Note"), all terms of which are incorporated herein by this reference.


                               1
      (b) Advance Mechanics. When Borrower desires to borrow, it shall deliver to Lender a notice of borrowing no later than 1:00 p.m. (Pacific Standard Time) at least three Business Days (as defined below) in advance of the proposed funding date. The notice of borrowing shall specify the proposed funding date (which shall be a Business Day) and the amount of the requested advance. Each requested advance shall be for a minimum amount of $2,000,000. In lieu of delivering a notice of borrowing, Borrower may give Lender telephonic notice by the required time of the proposed borrowing; provided that such notice shall be promptly, and in any event by 9:00 a.m. (Pacific Standard Time) on the proposed funding day, confirmed in writing by delivery of a notice of borrowing to Lender. Each such advance to Borrower shall, by 12:00 p.m. (Pacific Standard Time) on the funding date, be deposited in immediately available funds in the Cash Collateral Account (as defined below), at Bank of America NT & SA, ABA No. 121000358, Global Escrow Depository Services #3960, Account Number 90098-83980, Reference Escrow Number 2337,
Attention: Betty Deichler, or at such other location as Borrower has notified Lender in writing. "Business Day" shall mean any day which is not a Saturday, Sunday or a generally observed holiday for banks in San Francisco, California, or New York, New York.

      (c) Repayment. The outstanding principal amount of the Loan, together with any accrued and unpaid interest thereon and any other amounts due hereunder, shall be due and payable in full on the last Business Day of the thirteenth month after the date hereof (the "Maturity Date"). All Loan repayments or prepayments made by Borrower to Lender shall be made to the following account: Warburg, Pincus Investors, L.P., Chemical Bank, 277 Park Avenue, New York, New York, Account Number 144045515, ABA Number 021000128, or to such other account requested by Lender upon five Business Days' advance written notice.

     (d) Prepayment. Borrower may prepay all or any portion of the Loan at any time, in any amount and without penalty.

     SECTION 1.2.   INTEREST.

      (a) Interest. Subject to Section 1.2(b), the outstanding principal amount of the Loan shall bear interest at a rate per annum equal to five percent (5%); provided, however, that if Borrower does not obtain stockholder approval for additional financing, such as a rights offering to its stockholders, by December 31, 1994, then the outstanding principal amount of the Loan shall bear interest at a rate per annum equal to ten percent (10%) retroactive to the date of the first advance hereunder.


                                   2

It is the intention of Lender and Borrower that this Agreement and the Note be expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the Loan or otherwise, shall the interest payable on the Loan exceed the maximum rate permitted by applicable law.
Accordingly,   anything  to  the  contrary  in  this   Agreement
notwithstanding, Lender and Borrower hereby agree that the amount of interest (as defined by applicable law) due in respect of the Loan shall not exceed the maximum rate permitted by applicable law (the "Permitted Rate") and in the event that any payments hereunder or under the Note are made in excess of the Permitted Rate as finally determined by a court of competent jurisdiction, the amount received by Lender in excess of the Permitted Rate shall be applied by Lender to reduce the principal amount of the Loan.

      (b) Default Interest. After an Event of Default has occurred and is continuing, the outstanding principal amount of the Loan shall bear interest at a rate per annum equal to one percent (1%) above the interest rate then in effect (the "Default Rate"). In addition, to the extent permitted by applicable law, any interest payments, fees or other amounts owed hereunder and not paid when due, in each case whether at stated maturity, by notice of prepayment, by acceleration or otherwise, shall bear interest at the Default Rate. Payment or acceptance of the Default Rate is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Lender.

      (c) Computation and Payment. Interest on the outstanding principal amount of the Loan shall be computed on the basis of a 365 or 366 (as applicable) day year, actual days elapsed and shall be payable on the Maturity Date.

      SECTION 1.3. COLLATERAL; GRANT OF SECURITY INTEREST. As security for all indebtedness and other obligations of Borrower to Lender pursuant to this Agreement and the other Loan Documents (as defined below), Borrower hereby grants to Lender (to secure all such indebtedness and other obligations hereunder and under the other Loan Documents) a security interest of first priority (except as otherwise provided in any of the Loan Documents) in all of Borrower's right, title and interest in and to, in each case whether now existing or hereafter acquired and wherever located, all of the following (the "Collateral): (i) all rights to payment in respect of all commercial real estate fees and commissions due to Borrower or any of its subsidiaries in connection with the commercial real estate brokerage operations of Borrower and its subsidiaries ("Brokerage Commissions"), (ii) Escrow No. 2337 (the "Existing Cash Collateral Account") maintained by Borrower at Bank of America NT & SA ("BofA") and any other Cash Collateral Account and all monies, instruments and amounts at any time on deposit in the Cash Collateral Account, and (iii) all proceeds of any of the foregoing.

                               3


      SECTION 1.4. LOCKBOX; CASH COLLATERAL ACCOUNT. Borrower has or shall have established and shall maintain with BofA (or such other financial institution or institutions as may be acceptable to Lender, the "Depository Bank"), in the State of California, a lockbox (together with any successor, replacement or substitute lockbox, the "Lockbox") and one or more deposit accounts (collectively, including the Existing Cash Collateral Account and any successor, replacement or substitute account, the "Cash Collateral Account"). Borrower shall instruct each of its Brokers (as defined below) to deposit directly to the Lockbox all Brokerage Commissions. "Brokers" shall mean Company's brokers of record, whether employees of Company or any of its subsidiaries, independent contractors or otherwise; provided, however, that with respect to Brokerage Commissions generated in connection with the services or operations of Grubb & Ellis Asset Services Corporation, the broker of record shall be the President of Grubb & Ellis Asset Services Corporation. Pursuant to a lockbox service agreement, the Depository Bank shall deposit once each Business Day (as defined below) all Brokerage Commissions delivered into the Lockbox to the Cash Collateral Account (in the same form as received, with any necessary endorsements). In addition, Borrower shall promptly deposit all Brokerage Commissions received directly by Borrower or any of its subsidiaries (in the same form as received, with any necessary endorsements) to either the Lockbox or the Cash Collateral Account (amounts on deposit in the Cash Collateral Account are referred to herein as "Collateral Account Proceeds"). The Cash Collateral Account shall be established pursuant to documentation in form and substance satisfactory to Lender (as such documentation may be in effect from time to time, the "Cash Collateral Documents"). The Cash Collateral Documents shall provide, among other things, that (1) subject to the following clause (2), Borrower may make withdrawals from the Cash Collateral Account for any general corporate purpose other than Prohibited Uses, and (2) during the existence of any Event of Default, Lender may, by written notice to the Depository Banks with which Cash Collateral Accounts are maintained, terminate the right of Borrower to make any withdrawal from the Cash Collateral Account.

      SECTION 1.5. FURTHER ASSURANCES. Borrower agrees that from time to time, at the expense of Borrower, Borrower will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that Lender may request, in order to perfect, protect and maintain or establish the priority of any security interest granted or purported to be granted hereby or to enable Lender to exercise and enforce its rights and remedies hereunder with respect to any Collateral. In addition, Borrower shall (a) notify Lender of any change in Borrower's name, identity or corporate structure at least 15 days prior to any such change, and (b) not relocate Borrower's chief executive office from the location therefor specified in Section 2.4 without less than 60 days' prior written notice to Lender.

                               4

      SECTION 1.6. SUBORDINATION. Lender and Borrower agree, upon the delivery of a Notice of Blockage (as defined in the Cash Collateral Account Agreement, dated as of the date hereof, among Lender, Borrower, The Prudential Insurance Company of America ("Prudential"), and BofA (as amended, the "Cash Collateral Account Agreement")) or at such time as Lender exercises any other remedies with respect to the Cash Collateral Account, that the Loan and all other indebtedness evidenced by the Note shall be subordinated in right of payment to the extent of any proceeds within the Cash Collateral Account, as and in the manner provided herein, to the prior payment in full of all Broker Fees (as defined below), and that the subordination is for the benefit of Borrower. "Broker Fees" shall mean (i) the fees, commissions and other amounts to be paid to Brokers as compensation for the commercial real estate brokerage operations that gave rise to the Broker Commissions, and (ii) reimbursement to any banks that advanced such fees, commissions and other amounts from Borrower accounts pursuant to Borrower's transfer instructions. During the effectiveness of this subordination, Borrower shall provide to Lender Broker Fee notices no earlier than two Business Days prior to a proposed Broker Fee payment date. Each such notice shall identify each Broker owed a Broker Fee or each bank that is to be reimbursed for an advanced Broker Fee, the transaction giving rise to the Broker Fee, the transaction date, the amount of the Broker Fee, the proposed Broker Fee payment date and payment instructions. During the effectiveness of this subordination, to the extent Lender may withdraw funds from the Cash Collateral Account, Lender shall hold such funds in trust for the Brokers or banks who are to receive a Broker Fee, until such time as Lender pays such fees on behalf of Borrower, which payments shall be made, notwithstanding any Event of Default, to the extent of the funds in the Cash Collateral Account. If no Broker Fees are outstanding, Lender may apply or disburse any additional funds in the Cash Collateral Account pursuant to the Loan Documents. If there are insufficient funds in the Cash Collateral Account to make the payments pursuant to a Broker Fee notice, Lender shall immediately notify Borrower, and Borrower shall modify the notice accordingly.


                           ARTICLE II
                 REPRESENTATIONS AND WARRANTIES

     Borrower makes the following representations and warranties to Lender, which representations and warranties shall be true and correct immediately before and at the time of entering into this Agreement and at the time of each request for an advance.

                                  5

      SECTION 2.1. LEGAL STATUS. Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is qualified or licensed to do business, and is in good standing as a foreign corporation, if applicable, in all jurisdictions in which such qualification or licensing is required or in which the failure to so qualify or to be so licensed would not reasonably be expected to have a Material Adverse Effect. For purposes of this Agreement, the term "Material Adverse Effect" means a material adverse effect upon the business, operations, properties, assets or condition (financial or otherwise) of Borrower and its wholly owned subsidiaries, taken as a whole.

     SECTION 2.2. AUTHORIZATION AND VALIDITY. This Agreement, the Note, and each other document, contract and instrument required by or at any time delivered to Lender in connection with this Agreement (with all of the foregoing, including, without limitation, the Cash Collateral Documents, referred to herein collectively as the "Loan Documents") to which Borrower is a party have been (or, with respect to any of the foregoing executed and delivered after the date hereof, will have been at the time of such execution and delivery) duly authorized by Borrower, and upon such execution and delivery will constitute legal, valid and binding agreements and obligations of Borrower or the party which executes the same, enforceable in accordance with their respective terms.

      SECTION 2.3. NO VIOLATION. The execution, delivery and performance by Borrower of each of the Loan Documents to which it is a party do not violate any provision of any law or regulation, or contravene any provision of Borrower's Certificate of Incorporation or By-Laws, or result in a breach of or constitute a default under any contract, obligation, indenture or other instrument to which Borrower is a party or by which Borrower or any of its properties may be bound except for any such breach or default which has been duly waived or consented to by all necessary parties.

      SECTION 2.4. CHIEF EXECUTIVE OFFICE; FEIN NUMBER. The chief executive office and the office where Borrower keeps its records regarding the Collateral is located at One Montgomery Street, Telesis Tower, San Francisco, California 94104. Borrower's Federal Employer Identification Number is 94-1424307.

      SECTION 2.5. SECURITY INTEREST. Upon the execution and delivery of this Agreement and the Cash Collateral Account Agreement, Lender shall have a valid and continuing security interest in the Cash Collateral Account, and all action necessary to perfect such security interest shall have been taken.


                               6


Lender's security interest in the Cash Collateral Account is, and will continue to be, a first priority security interest which is free and clear of all liens, claims, security interest and encumbrances, except with respect to any liens, claims, security interest and encumbrances of the Depository Bank granted by statute or pursuant to the Cash Collateral Account Agreement or any other Loan Document.


                          ARTICLE III
                     CONDITIONS PRECEDENT

      SECTION 3.1. CONDITIONS OF INITIAL LOAN. The obligation of Lender to make any advances hereunder is subject to the fulfillment to Lender's satisfaction of all of the following conditions:

      (a) Documentation. Lender shall have received, in form and substance satisfactory to Lender, each of the following (in each case, duly executed by Borrower and/or each other party, as applicable):

               (i)  This Agreement;

              (ii)  The Note;

                             (iii)  The Cash Collateral  Account
                    Agreement;

                              (iv) Intercreditor Agreement dated
                    as of the date hereof, by and between Lender
                    and   Prudential,   and   acknowledged    by
                    Borrower;

                              (v)  Prudential Waiver dated as of
                    the  date hereof with respect to any and all
                    events  of  default which have occurred  and
                    are   continuing  under  the  Senior   Note,
                    Subordinated Note and Revolving Credit  Note
                    Agreement dated as of November 2, 1992, by and between Borrower and Prudential, as amended by that certain Modification to Note and Security Agreement dated as of the date hereof (collectively, the "Prudential Credit Facility"); and

                              (vi)  Written Consent dated as  of
                    the date hereof by Company, Lender and Prudential to certain terms and conditions for the transactions contemplated herein and a proposed stockholder rights offering.

                               7

      (b) Cash Collateral Account. The Cash Collateral Account shall have been established in a manner satisfactory to Lender in its sole discretion and Lender shall be satisfied that all steps shall have been taken necessary to create and perfect in favor of Lender (to secure all obligations of Borrower under the Loan Documents) a first priority security interest in the Cash Collateral Account and all other Collateral described and subject to the terms set forth in Sections 1.3 and 1.4.

      SECTION 3.2. CONDITIONS OF EACH ADVANCE. The obligation of Lender to make each advance hereunder shall be subject to the fulfillment to Lender's satisfaction of each of the following conditions:

       (a) Compliance. The representations and warranties contained herein shall be true, correct and complete (and shall be deemed made) on and as of the date of the signing of this Agreement and on the date of each advance hereunder, with the same effect as though such representations and warranties had been made on and as of each such date, and on each such date, no Event of Default as defined herein, and no condition, event or act which with the giving of notice or the passage of time or both would constitute such an Event of Default, shall have occurred and be continuing or shall exist. Each request by Borrower for an advance hereunder shall constitute a certification of Borrower that the conditions of this Section 3.2(a) are satisfied as of the date of such advance.

       (b)   Documentation.   Lender  shall  have  received  all
additional documents which may be required in connection with such extension of credit.


                           ARTICLE IV
                     AFFIRMATIVE COVENANTS

     Borrower covenants that so long as the Loan (or any portion thereof) remains outstanding or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Lender under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower shall:

      SECTION 4.1. PUNCTUAL PAYMENTS. Punctually pay the interest and principal on each of the Loan Documents requiring any such payments at the times and place and in the manner specified therein, and any fees or other liabilities due under any of the Loan Documents at the times and place and in the manner specified therein.

                               8

      SECTION 4.2. COMPLIANCE. Comply with the provisions of all documents pursuant to which Borrower is organized and/or which govern Borrower's continued existence and with the requirements of all laws, rules, regulations and orders of any governmental authority applicable to Borrower or its business.

      SECTION 4.3. TAXES AND OTHER LIABILITIES. Pay and discharge when due any and all indebtedness, obligations, assessments and taxes, both real or personal and including federal and state income taxes, which in the aggregate the nonpayment of would have a Material Adverse Effect, except such as Borrower may in good faith contest or as to which a bona fide dispute may arise, so long as provision is made to the satisfaction of Lender for eventual payment thereof in the event that it is found that the same is an obligation of Borrower.

      SECTION 4.4. NOTICES TO LENDER. Promptly (but in no event more than ten Business Days after one or more senior executive officers of Borrower have actual knowledge of the occurrence of each such event or matter) give written notice to Lender in reasonable detail of: (a) the occurrence of any Event of Default, or any condition, event or act which with the giving of notice or the passage of time or both would constitute an Event of Default; or (b) the commencement, or threatened commencement in which Borrower has received written notice, of any litigation, arbitration or other proceeding against Borrower involving a reasonably potential liability in excess of $3,000,000 (after giving effect to reasonably probable insurance contribution or other reimbursement rights).


                           ARTICLE V
                       NEGATIVE COVENANTS

     Borrower further covenants that so long as the Loan (or any portion thereof) remains outstanding or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Lender under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower will not without the prior written consent of
Lender:

      SECTION 5.1. USE OF FUNDS. Use any of the proceeds of the Loan or any Collateral Account Proceeds for any of the following purposes (each, a "Prohibited Use"):

                                9

     (a) the satisfaction of any judgment or other award of damages of any type rendered against Borrower or any of its affiliates pursuant to legal process or otherwise which judgment, award or damages in any one case or group of consolidated and related cases exceeds $1,000,000; provided that this subsection (a) will not apply to use of the proceeds of the Loan to pay any judgment or award of damages or settlement payments in Anderson, et al. v. Grubb & Ellis Company or Aguilar v. Grubb & Ellis Company, which cases are now a consolidated class action related to a limited partnership formed to purchase an official retail building at 222 Sutton (the "Sutton Litigation");

     (b) any capital expenditure during any fiscal year of Borrower which, when aggregated with all other capital expenditures by Borrower and its subsidiaries during such fiscal year, would cause the aggregate amount of all such capital expenditures to exceed the greater of (i)
     $5,000,000, and (ii) two times the amount set forth opposite the heading "Total Assets" on the then most current audited consolidated balance sheet of Borrower and its subsidiaries;

     (c) "golden handcuff" or similar payments to any one officer or other employee of Borrower or any of its subsidiaries which would cause the aggregate amount of all such payments to such officer or employee to exceed $1,000,000; or

     (d) payments in respect of any lease of real property entered into after the date hereof if the aggregate rent required under such lease during its term (including any mandatory or optional extensions thereof) exceeds $5,000,000.

      SECTION 5.2. GUARANTIES. Any new guarantee or new liability or become liable in any way as surety, endorser (other than as endorser of negotiable instruments for deposit or collection in the ordinary course of business), accommodation endorser or otherwise for, nor pledge or hypothecate any assets of Borrower as security for, any liabilities or obligations of any other person or entity.


                           ARTICLE VI
                       EVENTS OF DEFAULT

     SECTION 6.1. EVENTS OF DEFAULT. The occurrence of any of the following shall constitute an "Event of Default" under this
Agreement:

      (a) Borrower shall fail to pay when due any principal, interest, fees or other amounts payable under any of the Loan
Documents.

                               10

     (b) Any certificate furnished to Lender in connection with any Loan Document or any representation or warranty made or deemed made by Borrower hereunder shall prove to be false, incorrect or incomplete in any material respect when furnished, made or deemed made.

      (c) Any default in the performance of or compliance with any obligation, agreement or other provision contained herein or in the other Loan Documents (other than those referred to in Sections 6.1(a) and (b) above), and with respect to any such default which by its nature can be cured, such default shall continue for a period of thirty (30) days from its occurrence.

      (d) Except as existing and disclosed to Lender prior to the date hereof, any default in the payment or performance of any obligation, or any defined event of default, under the terms of any contract or instrument (other than any of the Loan Documents) pursuant to which Borrower or any of its subsidiaries has incurred any debt or other liability to any person or entity, including Lender, in each case beyond the end of any period prior to which the obligee thereunder is prohibited from accelerating payment thereunder, and which default shall have a Material Adverse Effect.

      (e)   Any  defined event of default under any of the  Loan
Documents other than this Agreement.

      (f) Any money judgment, writ or warrant of attachment, or similar process (other than a judgment in the Sutton Litigation) involving (i) in any individual case an amount in excess of $1,000,000, or (ii) in the aggregate at any time in an amount in excess of $3,000,000 (in either case not adequately covered by insurance as to which the insurance company has acknowledged coverage) shall be entered or filed against Borrower or any of its subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of 60 days or in any event later than five days prior to the date of any proposed sale thereunder.

      (g) Borrower shall become insolvent, or shall suffer or consent to or apply for the appointment of a receiver, trustee, custodian or liquidator of itself or any of its property, or shall generally fail to pay its debts as they become due, or shall make a general assignment for the benefit of creditors; Borrower shall file a voluntary petition in bankruptcy, or seek reorganization, in order to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Reform Act, Title 11 of the United States Code, as amended or recodified from time to time or any successor statute (the "Bankruptcy Code"), or under any state or federal law granting relief to debtors, whether now or

                               11

hereafter in effect; or any involuntary petition or proceeding pursuant to the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors is filed or commenced against Borrower, or Borrower shall file an answer admitting the jurisdiction of the court and the material allegations of any involuntary petition; or Borrower shall be adjudicated a bankrupt, or an order for relief shall be entered by any court of competent jurisdiction under the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors.

      (h) There shall occur a material adverse change in the condition (financial or otherwise), operations, properties or performance of Borrower or any other event or condition which, in Lender's opinion, Lender reasonably and in good faith believes impairs, or is substantially likely to impair either
(i) the prospect of payment or performance by Borrower of its obligations under any of the Loan Documents, or (ii) the rights and remedies of Lender under any Loan Document.

      (i) Lender shall cease for any reason to have a valid and perfected first priority security interest in the Collateral
(except as otherwise provided in the Loan Documents) securing payment in full of all obligations of Borrower hereunder.

      (j) The Cash Collateral Documents shall be modified without the consent of Lender, except with respect to fees charged by the Depository Bank or other administrative changes required by the Depository Bank that do not adversely affect Lender's security interest in the Cash Collateral Account.

      (k) An Event of Default (as defined therein) has occurred and is continuing under the Prudential Credit Facility and Prudential has delivered a Notice of Blockage to the Depository
Bank.

      SECTION 6.2. REMEDIES. (a) If an Event of Default shall occur, (i) any indebtedness of Borrower under any of the Loan Documents, any term thereof to the contrary notwithstanding, shall (automatically and without further action, in the case of an Event of Default under Section 6.1(g) and, in all other cases, at Lender's option and without notice) become immediately due and payable without presentment, demand, protest or notice of dishonor, all of which are hereby expressly waived by Borrower; (ii) the obligation, if any, of Lender to make further advances hereunder shall immediately cease and terminate; and
(iii) Lender shall have all rights, powers and remedies available under each of the Loan Documents, or accorded by law, including without

                               12

limitation the right to resort to any or all of the Collateral or any other security for any of the obligations of Borrower hereunder and to exercise any or all of the rights of a beneficiary or secured party pursuant to applicable law. All rights, powers and remedies of Lender in connection with each of the Loan Documents may be exercised at any time by Lender and from time to time after the occurrence of an Event of Default, are cumulative and not exclusive, and shall be in addition to any other rights, powers or remedies provided by law or equity.

          (b) If any Event of Default shall have occurred and be continuing, Lender may exercise in respect of the Collateral,
(a) all the rights and remedies of a secured party on default under the Uniform Commercial Code of the State of California (the "Code") (whether or not the Code applies to the affected Collateral), (b) all of the rights and remedies provided for in this Agreement, the Cash Collateral Documents and any other agreement between Borrower and Lender, and (c) such other rights and remedies as may be provided by law or otherwise (such rights and remedies of Lender to be cumulative and non-exclusive). Borrower hereby waives (to the extent permitted by applicable law) all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. Borrower agrees that at least ten days' notice to Borrower of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification.


                          ARTICLE VII
                         MISCELLANEOUS

       SECTION 7.1. NO WAIVER. No delay, failure or discontinuance of Lender in exercising any right, power or remedy under any of the Loan Documents shall affect or operate as a waiver of such right, power or remedy; nor shall any single or partial exercise of any such right, power or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver, permit, consent or approval of any kind by Lender of any breach of or default under any of the Loan Documents must be in writing and shall be effective only to the extent expressly set forth in such writing.

                               13

SECTION 7.2. NOTICES. All notices, requests and demands which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing delivered to each party at the following addresses:

     BORROWER: Grubb & Ellis Company
               One Montgomery Street
               Telesis Tower
               San Francisco, California 94104
               Telephone Number: (415) 956-4699
               Telecopier Number: (415) 274-9700
               Attn:  General Counsel

     LENDER:   Warburg, Pincus Investors, L.P.
               c/o E.M.  Warburg, Pincus & Co., Inc.
               466 Lexington Avenue
               10th Floor
               New York, New York  10017
               Telephone Number:  (212) 878-0653
               Telecopier Number:  (212) 878-9200
               Attn:  Reuben S. Leibowitz

or to such other address as any party may designate by written notice to each other party. Each such notice, request and demand shall be deemed given or made as follows: (a) if sent by hand delivery or courier service, upon delivery; (b) if sent by mail, upon the earlier of the date of receipt or three (3) days after deposit in the U.S. mail, first class and postage prepaid; or (c) if sent by telecopy, upon receipt.

SECTION 7.3. INDEMNITY, COSTS, EXPENSES AND ATTORNEYS' FEES. Borrower shall indemnify Lender against, hold Lender harmless from, and pay to Lender immediately upon demand, the full amount of all costs and expenses, including reasonable attorneys' fees, incurred by Lender in connection with (a) Lender's administration of this Agreement and each of the other Loan Documents (including, without limitation, the subordination provisions in Section 1.6 and any costs or other expenses incurred in establishing or maintaining the Cash Collateral Account), and the preparation of this Agreement and the other Loan Documents and any amendments and waivers hereto and thereto, (b) the enforcement of Lender's rights and/or the collection of any amounts which become due to Lender under any of the Loan Documents (including in connection with any bankruptcy, reorganization, "work-out" or similar circumstance or proceeding), and (c) the prosecution or defense of any claim or action in any way arising out of or related to any of the Loan Documents or the transactions contemplated thereby, including without limitation any action for declaratory relief.

                              14

SECTION 7.4. SUCCESSORS, ASSIGNMENT. This Agreement shall be binding on and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties; provided however, that Borrower may not assign or transfer its interest or obligations hereunder without the prior written consent of Lender. Lender reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Lender's rights and benefits under this Agreement, the Notes and each of the other Loan Documents.

SECTION 7.5. ENTIRE AGREEMENT; COUNTERPARTS; AMENDMENT. This Agreement and each of the other Loan Documents constitute the entire agreement between Borrower and Lender with respect to the Loan and supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter hereof. This Agreement may be executed in any number of counterparts and may be amended or modified only by a written instrument executed by each party hereto.

SECTION 7.6. NO THIRD PARTY BENEFICIARIES. This Agreement is made and entered into for the sole protection and benefit of the parties hereto and their respective permitted successors and assigns, and no other person or entity shall be a third party beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any other of the Loan Documents to which it is not a party.

SECTION  7.7.   TIME IS OF THE ESSENCE.  Time is of the  essence
of  each and every provision of this Agreement and each of   the
other Loan Documents.

SECTION 7.8. SEVERABILITY OF PROVISIONS. If any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this Agreement.

SECTION 7.9. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California.

                               15

      IN WITNESS WHEREOF, the parties hereto have caused this Loan and Security Agreement to be executed as of the day and year first written above.

                    WARBURG, PINCUS INVESTORS, L.P.,

                    By:  Warburg, Pincus & Co.,
                           General Partner



                     By: /s/ Reuben S. Leibowitz
                             Name: Reuben S. Leibowitz
                             Title: Partner


                     GRUBB & ELLIS COMPANY



                     By: /s/ Robert. J. Hanlon, Jr.
                          Name: Robert J. Hanlon, Jr.
                          Title: SVP & Chief Financial Officer





                                   16